Exhibit 35.1

ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the Servicer’s activities during the calendar year 2015 (the “Reporting Period”) and of its performance under the Agreement has been made under the undersigned officer’s supervision; and
2.	To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: March 1, 2016

PNC Bank, National Association
d/b/a Midland Loan Services

/s/ Steven W. Smith
Steven W. Smith
Executive Vice President

Member of The PNC Financial Services Group 10851 Mastin Boulevard Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland

Schedule I

Barclays Commercial Mortgage Securities LLC

Recipient Role Depositor	Deal Name Barclays Commercial Mortgage Securities LLC	Series Number Series 2013-C6	Midland Role Master Servicer
Master and Special Servicer of the Santa Anita Mall loan under the UBS-Barclays 2013-C5 PSA
Depositor	Barclays Commercial Mortgage Securities LLC	Series 2015-RRI MZ A	Special Servicer
Depositor	Barclays Commercial Mortgage Securities LLC	Series 2015-STP	Servicer and Special Servicer
Depositor	Barclays Commercial Mortgage Securities LLC	Series 2015-SRCH	Servicer and Special Servicer